Exhibit 99.1

FOR IMMEDIATE PUBLICATION

Vistra Completes Acquisition of Seven Natural Gas

Plants, Expanding Diverse Generation Fleet

2,600 megawatts of capacity in key markets enhance company’s ability to meet customer needs

IRVING, Texas — Oct. 22, 2025— Vistra (NYSE: VST) today announced it has completed the acquisition of seven modern natural gas generation facilities totaling approximately 2,600 MW of capacity from Lotus Infrastructure Partners. The transaction closing follows receipt of all required regulatory approvals.

With this acquisition, Vistra geographically expands its diverse generation portfolio, adding highly efficient assets across key competitive markets, including PJM, New England, New York, and California. These modern facilities strengthen Vistra’s ability to deliver reliable, affordable, and flexible power to customers as the company continues to support the nation’s energy future.

“This acquisition reflects Vistra’s disciplined, opportunistic approach to growth,” said Jim Burke, president and chief executive officer of Vistra. “We start with the needs of our customers – building on our operational capabilities – and then pursue acquisitions that are the right fit for Vistra, with a sharp focus on returns as well as scale. These assets align well with our existing portfolio and our team’s expertise and enhance our ability to deliver consistent value for our customers and shareholders.”

Burke continued, “We’re excited to welcome new team members to Vistra and to build strong partnerships in the communities where these plants operate. Supporting our neighbors and giving back to the places our people and plants call home has always been part of who we are. With the experience gained from integrating large fleets, our teams are well prepared to ensure a seamless transition, guided by our focus on safety and operational excellence.”

Media

Meranda Cohn

Media.Relations@vistracorp.com

214-875-8004

Vistra News Release

Analysts

Eric Micek

Investor@vistracorp.com

214-812-0046

About Vistra

Vistra (NYSE: VST) is a leading Fortune 500 integrated retail electricity and power generation company based in Irving, Texas, that provides essential resources to customers, businesses, and communities from California to Maine. Vistra is a leader in transforming the energy landscape, with an unyielding focus on reliability, affordability, and sustainability. The company safely operates a reliable, efficient power generation fleet of natural gas, nuclear, coal, solar, and battery energy storage facilities while taking an innovative, customer-centric approach to its retail business. Learn more at vistracorp.com.